Exhibit 5.1
[LETTERHEAD OF WILLIAMS MULLEN]
March 8, 2010
Board of Directors
NII Capital Corp.
1875 Explorer Street, Suite 1000
Reston, Virginia 20190
Board of Directors
NII Holdings, Inc.
NII Global Holdings, Inc.
Nextel International (Services), Ltd.
NII Aviation, Inc.
NII Mercosur, LLC
NII Funding Corp.
c/o NII Holdings, Inc.
1875 Explorer Street, Suite 1000
Reston, Virginia 20190
Ladies and Gentlemen:
     As set forth in the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by NII Capital Corp., a Delaware corporation (the “Company”), NII Holdings, Inc., a Delaware corporation and parent of the Company (the “Parent”), and the additional registrants listed in the Table of Co-Registrants in the Registration Statement (collectively with the Parent, the “Guarantors”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of the offering and issuance of (i) $800,000,000 aggregate principal amount of 10% Senior Notes due 2016 (the “10% Exchange Notes”), guaranteed by the Guarantors (the “10% Guarantees”), to be offered by the Company and the Guarantors in exchange (the “10% Exchange Offer”) for a like principal amount of the Company’s issued and outstanding 10% Senior Notes due 2016, issued on August 18, 2009, guaranteed by the Guarantors (the “10% Old Notes”), and (ii) $500,000,000 aggregate principal amount of 8.875% Senior Notes due 2019 (the “8.875% Exchange Notes,” and together with the 10% Exchange Notes, the “Exchange Notes”) guaranteed by the Guarantors (the “8.875% Guarantees,” and together with the 10% Guarantees, the “Guarantees”), to be offered by the Company and the Guarantors in exchange (the “8.875% Exchange Offer”) for a like principal amount of the Company’s issued and outstanding 8.875% Senior Notes due 2019 issued on December 15, 2009, guaranteed by the Guarantors (the “8.875% Old Notes,” and together with the 10% Old Notes, the “Old Notes”), certain legal
A Professional Corporation
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March 8, 2010

matters in connection with the Exchange Notes and the related Guarantees are being passed upon for you by us. The Exchange Notes and the related Guarantees are to be issued under the existing indentures dated as of August 18, 2009 (the “10% Indenture”) and dated December 15, 2009 (the “8.875% Indenture”, and together with the 10% Indenture, the “Indentures”), respectively, among the Company, the Guarantors and Wilmington Trust Company, a national banking association, as trustee (the “Trustee”). At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.
     In our capacity as your counsel in the connection referred to above and as a basis for the opinions hereinafter expressed, we have examined (i) the Registration Statement, (ii) the Indentures, (iii) certificates of public officials and of representatives of the Company and the Guarantors, and (iv) such corporate proceedings, records, and documents as considered necessary for the purposes of this opinion. We have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and all documents submitted to us as certified or photostatic copies conform to the originals thereof. We also have assumed that (i) the Indentures have been duly authorized, executed and delivered by the Trustee and constitute the legal, valid and binding obligations of the Trustee, (ii) the Registration Statement will have become effective under the Act and the Indentures will have been qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes will have been duly executed, authenticated and delivered in accordance with the provisions of the Indentures and issued in exchange for Old Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.
     On the basis of the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:
     1. The Exchange Notes, when issued, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).
     2. Each Guarantee of a Guarantor, when issued, will constitute the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

March 8, 2010

     The opinions set forth above are limited in all respects to matters of the general contract law of the State of New York, the General Corporation Law of the State of Delaware, the Revised Limited Liability Company Act of the State of Delaware and applicable federal law, in each case as in effect on the date hereof. Our opinion is expressed as of the date that the Exchange Notes are issued as contemplated by the Registration Statement, and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
/s/ WILLIAMS MULLEN